EXHIBIT 24

POWER OF ATTORNEY

The undersigned, being a director of Lindsay Corporation (the “Company”), hereby appoints Richard W. Parod as his agent and attorney-in-fact for the purpose of executing and filing all reports on Form 10-K relating to the year ending August 31, 2014, and any amendments thereto, required to be filed with the Securities and Exchange Commission by the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date Signed

/s/ MICHAEL N. CHRISTODOLOU	Chairman of Board	October 13, 2014
Michael N. Christodolou

/s/ ROBERT E. BRUNNER	Director	October 13, 2014
Robert E. Brunner

/s/ HOWARD G. BUFFETT	Director	October 13, 2014
Howard G. Buffett

/s/ W. THOMAS JAGODINSKI	Director	October 13, 2014
W. Thomas Jagodinski

/s/ MICHAEL C. NAHL	Director	October 13, 2014
Michael C. Nahl

/s/ MICHAEL D. WALTER	Director	October 13, 2014
Michael D. Walter

/s/ WILLIAM F. WELSH II	Director	October 13, 2014
William F. Welsh II